Exhibit 10.2
CONFIDENTIAL

Placement Agent Agreement

November 21, 2006

Oppenheimer & Co. Inc.

125 Broad Street

New York, NY 10004

Dear Sirs:

The undersigned, NovaDel Pharma Inc., a Delaware corporation (the “Company”), hereby agrees (the “Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer” or “Placement Agent”) as follows:

1. Best Efforts Offering. The Company hereby engages Oppenheimer to act as its lead-placement agent during the term of the offering as outlined herein to sell shares of Common Stock and Warrants (the “Securities”), on a “best efforts” basis (the “Offering” or “PIPE”). Oppenheimer intends to market the Offering on the terms as set forth in the Term Sheet attached hereto as Exhibit A. The Securities shall be offered without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”) pursuant to the exemption from registration created by Regulation D thereof.

2. Offering Materials. The Company shall, as soon as practicable, prepare a public offering package (the "Offering Materials"), if necessary, which shall meet the anti-fraud and other requirements of the federal and state securities laws, be in form and substance reasonably satisfactory to the parties and will include the Company's public documents and any other appropriate updated information.

3. Compensation.

(a) Oppenheimer will be paid at closing of the Offering a cash commission of 7.0% of the aggregate amount of the proceeds received at closing for the Securities sold to investors. In addition, Oppenheimer shall receive five year non-callable warrants to purchase such number of shares of the Company’s Common Stock equal to 5.0% of the number of Common Stock sold hereunder (excluding any warrants issued in the Offering) (if convertible securities are sold instead of common stock, the calculation will include the common stock underlying the convertible securities on an as converted basis), exercisable at 120% of the Market Price (as defined in the Term Sheet) at closing of the Offering, and on the same form as used for the Offering, if any. The Company and Oppenheimer agree that the Company, during the term of the Offering, may instruct Oppenheimer to give up to 15% of Oppenheimer’s cash and equity compensation, as described in this Section 3, to an investment bank of the Company’s choice.

(b) Notwithstanding anything to the contrary herein, if, during the term of the Offering hereunder, an institutional investor is informed of the Offering by Oppenheimer and if (i) the Offering hereunder does not close and such investor purchases any private securities of the Company within 9 months after the termination of the Offering or (ii) the Offering hereunder closes and such investor makes an investment in the Offering and subsequently purchases within 9 months after the closing of the Offering any private securities of the Company, Oppenheimer shall be entitled to compensation as set forth in the prior paragraph. Upon termination of this Agreement or termination of the Offering, the Company and Oppenheimer shall agree on a list of such investors subject to this provision. Notwithstanding the foregoing, upon closing of the Offering, this Section 3(b) shall be deemed null and void.

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4. Expenses. Whether or not the Offering is successfully completed, it shall be the Company’s obligation to bear all of its expenses in connection with the proposed Offering. In addition, the Company shall reimburse Oppenheimer for its reasonable actual out of pocket expenses, including (i) up to $35,000 for reasonable legal fees, of which $25,000 is payable to Oppenheimer upon execution of this Agreement; and (ii) up to $15,000 in other expenses with Oppenheimer, not to incur any expense in an amount greater than $5,000 in the aggregate without the prior written consent of the Company.

5. Further Representations and Agreements of the Company. The Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, (ii) the Company shall not issue any additional shares (other than shares pursuant to the exercise of warrants), options (other than pursuant to its existing stock option plan or successor plan covering no more securities than the existing plan) or warrants during the term of the Offering, (iii) the Company will, during the course of the Offering, provide Oppenheimer with all information and copies of documentation with respect to the Company's business, financial condition and other matters as Oppenheimer may reasonably deem relevant, including copies of all documents sent to stockholders or filed with any federal authorities, and will make reasonably available to Oppenheimer, its auditors, counsel, and officers and directors to discuss with Oppenheimer any aspect of the Company or its business which Oppenheimer may reasonably deem relevant, (iv) all executive officers, directors and affiliates of the Company shall enter into a lock up agreement with Oppenheimer, in a form reasonably acceptable to all parties, in which they will agree not to sell any shares held by them under Rule 144 or otherwise for a period from the date hereof until the later of (y) 90 days from the closing hereunder or (z) 30 days following the effective date of a Registration Statement (as defined below) in which the Securities are included, (v) the Company agrees that for a period of 90 days after the effectiveness of the Registration Statement, it shall not issue or sell any equity linked securities of the Company, unless the issuance or sale is related to a strategic transaction or an employee, consultant, supplier, lender, lessor or option grant or issuance, (vi) the Company shall use its best efforts to file with the SEC a Form S-3 registration statement (the “Registration Statement”) for the Securities within 30 days of the Closing Date (as defined in Exhibit A) and to have such Registration Statement declared effective within 90 days of the Closing Date; if the Company does not have the Registration Statement filed within 30 days of the Closing Date or declared effective within 90 days of the Closing Date, the Company shall pay the investors a cash penalty of 1.0% of the value of their investment per month until the Registration Statement is initially declared effective by the SEC, such penalty not to exceed an amount equal to 10% of the value of the Offering in the aggregate, and (vii) the Company will deliver at the closing of the Offering (a) a certificate of each of the Company's CEO and CFO to the effect that the Offering Materials meets the requirements hereof and does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading and all necessary corporate approvals have been obtained to enable the Company to deliver the Securities in accordance with the terms of the Offering and (b) an opinion of counsel for the Company in customary form.

6. Registered Direct Transaction. –If the Company decides to go forward with a Registered Direct offering instead of a PIPE offering then Oppenheimer shall enter into a placement agent agreement (the "Placement Agent Agreement") with the Company at that time. The Placement Agent Agreement shall contain such terms and conditions as are customary in such agreements including representations and warranties of the Company and indemnification of Oppenheimer for certain liabilities. The Placement Agent Agreement shall be in form and substance satisfactory to counsel for Oppenheimer and the Company. In addition to the documents mentioned in Section 5 above, Oppenheimer will require (a) an opinion of counsel for the Company in customary form for Registered Direct offerings, and (b) a comfort letter from the Company’s auditors. Also the Registration Rights agreed between the Company and Oppenheimer in Section 5 above, will be null and void.

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7. Indemnification. – See Exhibit B attached hereto and incorporated herein by reference

8. No-Shop Provision. Until the Offering contemplated hereby is closed or terminated, the Company agrees that it will not negotiate with any other person relating to a possible public or private offering or placement of the Company's securities.

9. Termination. The Company shall have the right to terminate the Offering in the event it is not completed within 60 days from the date hereof, or upon 30 days prior notice. The Company and Oppenheimer may terminate or extend the Agreement at any time by mutual written consent.

10. Competing Claims. The Company acknowledges and agrees that no entity has any claims or is entitled to any payments for services in the nature of a finder’s fee or any other arrangements, agreements, payments or understandings pursuant to this Offering. The Company acknowledges that issues exist in connection with the tail from the April 2006 PIPE and the Company intends to resolve such issues with Griffin Securities, Inc. and Paramount BioCapital Inc. with no tail remaining from the April 2006 PIPE.

11. Miscellaneous.

(a) Governing Law. This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of laws principles.

(b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(c) Notices. Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be (i) mailed by certified first class mail, postage prepaid, addressed (a) if to Oppenheimer, at the address set forth at the head of this Agreement, Attention: Stuart Barich, Managing Director; and (b) if to the Company, at NovaDel Pharma Inc., Attention: Jan Egberts, President and CEO; or (ii) delivered personally or by express courier. The notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon receipt.

(d) Dispute. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the transactions contemplated by this Agreement, the prevailing party, or parties, shall be paid its reasonable attorney's fees and expenses arising from such action, suit or proceeding by the other party.

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If the foregoing correctly sets forth the understanding between Oppenheimer and the Company, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

NovaDel Pharma Inc.

By:	/S/ JAN H. EGBERTS
Jan Egberts President and CEO

Confirmed and agreed to:

Oppenheimer & Co. Inc.

By:	/S/ STUART BARISCH
Stuart Barisch Managing Director

Date:	11/21/06

CONFIDENTIAL

EXHIBIT A

Confidential	November 21, 2006

NovaDel Pharma Inc.

Private Placement of Common Stock with Warrants

Preliminary Term Sheet

Issuer:	NovaDel Pharma Inc. (the "Company"), a Delaware corporation.

Issue:	Approximately $10+ million of common stock (the "Common Stock") and Warrants (as defined below) (the "Securities") issued to accredited investors only pursuant to Regulation D.

Issue Price:	A discount to the average closing price of the Common Stock for up to five trading days immediately prior to the pricing of the offering (the "Market Price"). The Pricing Date is defined as the date in which the Securities Purchase Agreement (“SPA”) is entered into by the investors and accepted by the Company.

Warrants:	Five-year callable Warrants with an exercise price equal to 120% of the Market Price per share of Common Stock (the "Exercise Price"), and the Warrants shall not be exercisable until after the six-month anniversary after issuance.

Use of Proceeds:	R&D spending and general corporate purposes.

Purchase Agreement:	The Common Stock and Warrants shall be purchased pursuant to the SPA which shall contain representations, warranties and covenants of the Company and conditions to closing customary for a transaction of this kind.

Closing:	The financial closing shall occur three business days following the Pricing Date (the "Closing Date").

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EXHIBIT B

November 21, 2006

Oppenheimer & Co. Inc.

125 Broad Street

New York, New York 10004

Attention:	Stuart Barich Managing Director

Dear Mr. Barich:

In connection with NovaDel Pharma Inc.’s (“Company’s”) engagement of Oppenheimer & Co. Inc. ("Oppenheimer") as Company’s placement agent pursuant to an agreement dated November 21, 2006, Company hereby agrees to indemnify and hold harmless Oppenheimer and its affiliates, and Oppenheimer’s controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (individually and collectively, the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel) (individually and collectively, a "Claim"), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company (except for information provided to the Company by such Indemnified Person), or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with Company’s engagement of Oppenheimer, or (B) otherwise relate to or arise out of Oppenheimer's activities on Company’s behalf under Oppenheimer's engagement, and Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. Company will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the bad faith, gross negligence or willful misconduct of any person seeking indemnification hereunder. Company further agrees that no Indemnified Person shall have any liability to Company for or in connection with Company’s engagement of Oppenheimer except for any Claim incurred by Company as a result of any Indemnified Person's bad faith, gross negligence or willful misconduct.

Company further agrees that it will not, without the prior written consent of any Oppenheimer, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify Company in writing of such complaint or of such assertion or institution but failure to so notify Company shall not relieve Company from any obligation Company may have hereunder, unless and only to the extent such failure results in the forfeiture by Company of substantial rights and defenses. If Company so elects or is requested by such Indemnified Person, Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to Company, that having common counsel would present such counsel with a conflict of interest or if the

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defendant in, or target of, any such Claim, includes an Indemnified Person and Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

Company agrees that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason (other than as a result of the Indemnified Person’s bad faith, gross negligence or willful misconduct) then (whether or not Oppenheimer is the Indemnified Person), Company and Oppenheimer shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to Company, on the one hand, and Oppenheimer on the other, in connection with Oppenheimer's engagement referred to above, subject to the limitation that in no event shall the amount of Oppenheimer's contribution to such Claim exceed the amount of fees actually received by Oppenheimer from Company pursuant to Oppenheimer's engagement. Company hereby agrees that the relative benefits to Company, on the one hand, and Oppenheimer on the other, with respect to Oppenheimer's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by Company or Company’s stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which Oppenheimer is engaged to render services bears to (b) the fee paid or proposed to be paid to Oppenheimer in connection with such engagement.

Company’s indemnity, reimbursement and contribution obligations under this agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Oppenheimer and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Oppenheimer or the Company and in connection therewith, each of Oppenheimer and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court. Each of Oppenheimer and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

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The provisions of this Agreement shall remain in full force and effect following the completion or termination of Oppenheimer's engagement.

Very truly yours,

NovaDel Pharma Inc.

By:	/S/ JAN H. EGBERTS
Jan Egberts President and CEO

Confirmed and agreed to:

Oppenheimer & Co. Inc.

By:	/S/ STUART BARISCH
Stuart Barisch Managing Director

Date:	11/21/06